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                                                                     EXHIBIT 5.1



                               February 16, 2001


Charlotte Russe Holding, Inc.
4645 Morena Boulevard
San Diego, California 92117

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of shares of Common Stock, par value $0.01 per share (the "Shares"), of Charlotte Russe Holding, Inc., a Delaware corporation (the "Company"), of which 100,000 shares will be sold by the Company and 3,400,000 shares will be sold by certain stockholders of the Company (the "Selling Stockholders"). The Shares are to be sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Stockholders and Banc of America Securities LLC, Robertson Stephens, Inc., Bear, Stearns & Co. Inc. and CIBC World Markets Corp., as representatives of the several underwriters named therein.

        We have acted as counsel for the Company and the Selling Stockholders in connection with the sale by the Company and the Selling Stockholders of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

        We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Underwriting Agreement, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

        We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

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Charlotte Russe Holding, Inc.                                  February 16, 2001



        Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized, (ii) the Shares being sold by the Selling Stockholders have been validly issued and are fully paid and non-assessable and (iii) when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, the Shares being sold by the Company will have been validly issued and will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission

        This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                             Very truly yours,

                                             /s/ ROPES & GRAY

                                             Ropes & Gray